Exhibit 99.1

Capstone Turbine Corporation Adopts New Tax Benefit Preservation Plan to Preserve Valuable Net Operating Losses

VAN NUYS, Calif., May 6, 2019 (GLOBE NEWSWIRE) — Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST), the world’s leading clean technology manufacturer of microturbine energy systems, today announced that its Board of Directors has adopted a new Net Operating Loss (“NOL”) Shareholder Rights Agreement (the “NOL Rights Plan”) designed to preserve its substantial tax assets. As of March 31, 2018, Capstone had cumulative federal and state net operating loss carryforwards of approximately $657.8 million and $146.6 million, respectively, which can be utilized in certain circumstances to offset future U.S. federal and state taxable income.

The NOL Rights Plan replaces the Company’s prior rights agreement, dated May 6, 2016, which expired at 5:00 p.m. East Coast Time, on May 6, 2019.

The NOL Rights Plan is intended to protect Capstone’s tax benefits and to allow all of Capstone’s stockholders to realize the long-term value of their investment in Capstone. The Capstone Board of Directors adopted the NOL Rights Plan after considering, among other matters, the estimated value of the tax benefits, the potential for diminution upon an ownership change and the risk of an ownership change occurring. Capstone’s ability to use these tax benefits would be substantially limited if it were to experience an “ownership change” as defined under Section 382 of the Internal Revenue Code. An ownership change would occur if stockholders that own (or are deemed to own) at least five percent or more of Capstone’s outstanding common stock increased their cumulative ownership in the Company by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. The NOL Rights Plan reduces the likelihood that changes in Capstone’s investor base would limit Capstone’s future use of its tax benefits, which would significantly impair the value of the benefits to all stockholders. The Company believes that no ownership change as defined in Section 382 has occurred as of the date of this press release.

To implement the NOL Rights Plan, the Capstone Board of Directors declared a non-taxable dividend of one preferred share purchase right for each outstanding share of its common stock, which will be paid to the stockholders of record at the close of business on May 16, 2019. The rights will be exercisable if a person or group acquires 4.9% or more of Capstone common stock. The rights will also be exercisable if a person or group that already owns 4.9% or more of Capstone common stock acquires additional shares (other than as a result of a dividend or a stock split). Capstone’s existing stockholders that beneficially own in excess of 4.9% of the common stock will be “grandfathered in” at their current ownership level. If the rights become exercisable, all holders of rights, other than the person or group triggering the rights, will be entitled to purchase Capstone common stock at a 50% discount. Rights held by the person or group triggering the rights will become void and will not be exercisable.

The rights are not taxable to Capstone stockholders. The rights will trade with Capstone’s common stock and will expire on the first day after the Company’s 2019 annual meeting of stockholders unless the Capstone stockholders ratify the NOL Rights Plan prior to such date, in which case the term of the NOL Rights Plan is extended to three years. The Capstone Board of Directors may terminate the NOL Rights Plan or redeem the rights prior to the time the rights are triggered. Capstone intends to submit the NOL Rights Plan to its stockholders for ratification at its 2019 annual meeting.

Additional information with respect to the NOL Rights Plan will be contained in a Current Report on Form 8-K that Capstone will file with the Securities and Exchange Commission.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST) is the world’s leading producer of highly efficient, low-emission, resilient microturbine energy systems. Capstone microturbines serve multiple vertical markets worldwide, including natural resources, energy efficiency, renewable energy, critical power supply, transportation and microgrids. Capstone offers a comprehensive product lineup, providing scalable systems focusing on 30 kWs to 10 MWs that operate on a variety of gaseous or liquid fuels and are the ideal solution for today’s distributed power generation needs. To date, Capstone has shipped over 9,000 units to 73 countries and have saved customers an estimated $253 million in annual energy costs and 350,000 tons of carbon.

For more information about the company, please visit www.capstoneturbine.com. Follow Capstone Turbine on Twitter, LinkedIn and YouTube.

Forward-Looking Statements

This press release contains “forward-looking statements,” as that term is used in the federal securities laws. Forward-looking statements may be identified by words such as “expects,” “believes,” “objective,” “intend,” “targeted,” “plan” and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone’s filings with the Securities and Exchange Commission that may cause Capstone’s actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

“Capstone” and “Capstone Microturbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CONTACT:	Capstone Turbine Corporation
Investor and investment media inquiries:
818-407-3628
ir@capstoneturbine.com

Integra Investor Relations
Shawn M. Severson
415-226-7747
cpst@integra-ir.com